EXHIBIT 4.2


  FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT



     First Amendment to Amended and Restated Credit Agreement (this "Agreement"), dated as of April 6, 1995, among MacDermid, Incorporated, a Connecticut corporation (the "Company"), each of the banks which is signatory hereto (individually a "Bank" and collectively the "Banks") and The Chase Manhattan Bank, N.A., a national banking association organized under the laws of the United States, as agent for the Banks (in such capacity, the "Agent").

                        W I T N E S S E T H

     WHEREAS, the Company, the Banks and the Agent are parties to that certain Amended and Restated Credit Agreement, dated as of October 6, 1994 (as amended from time to time, the "Credit Agreement"). Unless otherwise defined, capitalized terms used herein without definition shall have the meanings assigned to them in the Credit Agreement;

     WHEREAS, the parties hereto wish to amend the Credit
Agreement to reduce the availability under the Revolving Loan and amend certain provisions thereof; and

     WHEREAS, the Bank of New York, a signatory Bank under the Credit Agreement has assigned all of its rights and obligations thereunder pursuant to that certain Assignment and Acceptance, dated as of April 3, 1995;

     NOW THEREFORE, in consideration of the premises and for other valuable consideration received by each party to its full satisfaction, the Company, the Banks and the Agent agree as follows:

                            ARTICLE I

                            Amendments

Section 1.1  Amendments to Article 1 of the Credit Agreement.

     (a) The definition of "Commitment" is hereby amended to read in its entirety as follows:


"Commitment" means with respect to each Bank, the obligation of such Bank to make Revolving Loans under this Agreement in the aggregate principal amount following, as such amount may be reduced or otherwise modified from time to time pursuant to the terms hereof:



     "1.  The Chase Manhattan Bank, N.A.:         $  5,142,857
      2.  The Bank of Boston Connecticut:            2,000,000
      3.  Shawmut Bank, N.A.:                        2,857,143
                                                  ------------
              Total                               $ 10,000,000

     (b) The definition of "Interest Margin" is hereby amended to read in its entirety as follows:

     "Interest Margin" means (a) if the ratio of Debt of the Company and its Consolidated Subsidiaries on a consolidated basis to Consolidated EBITDA minus Consolidated Capital Expenditures is equal to or greater than 3.00 to 1.00, a rate of 125 basis points over the Fixed Rate for Eurocurrency Loans; (b) if the ratio of Debt of the Company and its Consolidated Subsidiaries on a consolidated basis to Consolidated EBITDA minus Consolidated Capital Expenditures is less than 3.00 to 1.00 but greater than 2.00 to 1.00, a rate of 100 basis points over the Fixed Rate for Eurocurrency Loans; (c) if the ratio of Debt of the Company and its Consolidated Subsidiaries on a consolidated basis to Consolidated EBITDA minus Consolidated Capital Expenditures is equal to or less than 2.00 to 1.00 but greater than 1.75 to 1.00, a rate of 75 basis points over the Fixed Rate for Eurocurrency Loans; (d) if the ratio of Debt of the Company and its Consolidated Subsidiaries on a consolidated basis to Consolidated EBITDA minus Consolidate Capital Expenditures is less than 1.75 to 1.00 but greater than 1.50 to 1.00, a rate of 62.5 basis points over the Fixed Rate for Eurocurrency Loans; and (e) if the ratio Debt of the Company and its Consolidated Subsidiaries on a consolidated basis to Consolidated EBITDA minus Consolidated Capital Expenditures is less than 1.50 to 1.00, a rate of 50 basis points over the Fixed Rate for Eurocurrency Loans. The above ratio will be tested at the end of each calendar quarter for the twelve month period then ended and will be in effect with respect to any Borrowing, conversion or renewal made subsequent to the receipt by the Agent of the certificate described in
Section 6.01 (c) hereof."

     (c) The definition of "Required Banks" is hereby amended to read in its entirety as follows:

     "Required Banks" means, at any time while no Revolving Loans are outstanding, Banks having at least 66.66% of the aggregate amount of the Commitments and Term Loans outstanding and, at any time while Revolving Loans are outstanding, Banks holding at least 66.66% of the aggregate principal amount of the Loans."

Section 1.2  Amendments to the Exhibits of the Credit Agreement.
     (a) Exhibit A-1 and A-2 of the Credit Agreement are hereby amended to read as Exhibit A-1 and A-2 attached hereto.

     (b) Exhibit G of the Credit Agreement is hereby amended to read in its entirety as follows:

                        "Term Loan Amounts

     1.  The Chase Manhattan Bank, N.A.:      $ 11,250,000.12
     2.  The Bank of Boston Connecticut:         4,375,000.00
     3.  Shawmut Bank, N.A.:                     6,249,999.87
                                              ---------------
             Total                            $ 21,874,999.99


Section 1.3 No Other Amendment or Waiver. Except as expressly amended herein all of the representations, warranties, terms covenants and conditions of the Credit Agreement, shall remain unamended and unwaived and shall continue to be and shall remain in full force and effect in accordance with their respective terms. The waivers and amendments set forth herein shall not be deemed as waivers, amendments or modifications of any other term or provision of the Credit Agreement or any other document or of any transaction or further or future action on the Company's part requiring the Banks' consent.


                           ARTICLE II

                 Representations and Warranties

Section 2.1 No Default. The Company represents and warrants that as of the date hereof after giving effect to this Agreement,
(a) no Default or Event of Default shall have occurred and be continuing under the Credit Agreement, and (b) all representations and warranties contained in the Credit Agreement made by the Company are made in connection with this Agreement and are true and correct as of the date hereof as if made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date or to transactions not prohibited by the Credit Agreement.

Section 2.2 Due Authorization and Execution. The execution and delivery and performance of this Agreement has been duly authorized by all necessary corporate action and the Credit Agreement as amended by this Agreement is the legal, valid and binding obligation of the Company and each Eligible Subsidiary which has entered into an Election to Participate, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application relating to affecting the enforcement of creditor's rights or remedies or by general equitable principals.

Section 2.3 Organization, Consents, etc. The Company represents and warrants that (a) it is a corporation duly organized and validly existing under the laws of the State of Connecticut and has all power and authority necessary to execute and deliver this Agreement; (b) no approval, consent or withholding of objection is required from any governmental authority or other Person with respect to the entering into or performance by the Company of this Agreement; and (c) the entering into and performance by the Company and any Eligible Subsidiary of this Agreement will not violate any judgment, order, law, rule or regulation applicable to the Company or its Subsidiaries or result in any breach of, or constitute a default under, or give any party the right to terminate, or result in the creation of any lien, charge, security interest or other encumbrance upon any assets of the Company or its Subsidiaries pursuant to, its or their charter documents or any indenture, lease, mortgage, deed of trust, loan or credit agreement or other instrument or agreement to which the Company or its Subsidiaries is a party or by which the Company or its subsidiaries or its assets may be bound or affected.

Section 2.4  Ratification And Acknowledgement.  The Credit
Agreement, as amended by this Agreement, is hereby ratified and confirmed in all respects.


                          ARTICLE III

                      Conditions Precedent

Section 3.1 Effective. The terms of this Agreement shall become effective upon the occurrence of the following events:

      (1) receipt by the Agent of at least three (3) duly executed counterparts of this Agreement;

      (2)  the Notes duly executed;

      (3) evidence satisfactory to the Agent that the Bank of New York has assigned all of its interests in the Credit
Agreement and other Facility Documents to the Banks signatory hereto;

      (4) receipt by the Agent of a certificate of the Company's Secretary certifying as to good standing, corporate resolutions, incumbency and such other matters as the Banks may reasonably request;

      (5) receipt by the Agent of reimbursement of its costs and expenses in connection herewith, including the reasonable fees and expenses of its counsel; and

      (6) receipt by the Agent of such other documents as the Banks may reasonably request.


                           ARTICLE IV
                          Miscellaneous

Section 4.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the application of its conflict of laws rules, and shall bind and inure to the benefit of the successors and assigns of the parties hereto.

Section 4.2 Counterparts. This Agreement may be executed in several counterparts and by the parties hereto on separate signature pages. Each counterpart bearing, on one or more signature pages, the signatures of the parties shall be an original but all of the counterparts together shall be deemed to constitute one and the same instrument.





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     IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed and delivered by their respective officers, hereunto duly authorized, all as of the date first above written.
                          MACDERMID INCORPORATED


                                      By:__________________________
                                      Name:
                                      Title:

                                   AGENT:
                                   THE CHASE MANHATTAN BANK, N.A.


                                   By:_____________________________
                                   Name:
                                   Title:

                                   BANKS:
                                   THE CHASE MANHATTAN BANK, N.A.


                                   By:_____________________________
                                   Name:
                                   Title:


                                   BANK OF BOSTON CONNECTICUT


                                   By:_____________________________
                                   Name:
                                   Title:

                                   SHAWMUT BANK, N.A.


                                   By:_____________________________
                                   Name:
                                   Title: